                                                                    Exhibit 11



                     PPG INDUSTRIES, INC. AND SUBSIDIARIES
                     -------------------------------------

                       Computation of Earnings Per Share


                                     Three Months     Six Months
                                     Ended June 30   Ended June 30
                                     -------------   -------------

                                       1997   1996    1997    1996
                                       ----   ----    ----    ----
Net income.........................  $  218  $  229  $  384  $  401
                                     ======  ======  ======  ======
Weighted average number of shares
  of common stock outstanding......   180.1   188.6   181.1   190.5
                                     ======  ======  ======  ======

Weighted average number of shares
  of common stock outstanding
  and common stock equivalents.....   182.0   190.9   183.0   192.7
                                     ======  ======  ======  ======

Primary earnings per share.........  $ 1.21  $ 1.20  $ 2.12  $ 2.10
                                     ======  ======  ======  ======

Fully diluted earnings per share...  $ 1.20  $ 1.20  $ 2.10  $ 2.08
                                     ======  ======  ======  ======

NOTES:

The common stock equivalents consist of the shares reserved for issuance under PPG's stock option plan and deferred under PPG's deferred compensation and earnings growth plans.

The fully diluted earnings per share calculations are submitted in accordance with Regulation S-K item 601 (b) (11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because they result in dilution of less than three percent.

All amounts are in millions except per share data.